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                        [ALSTON & BIRD LLP LETTERHEAD]





                                  July 31, 1998


First Charter Corporation
22 Union Street North
Concord, North Carolina  28025

     Re: Plan of Merger Involving First Charter Corporation and HFNC Financial Corporation

Ladies and Gentlemen:

     We have acted as counsel to First Charter Corporation ("FCC"), a corporation organized and existing under the laws of North Carolina, in connection with the planned merger (the "Merger") of HFNC Financial Corporation ("HFNC"), a corporation organized and existing under the laws of North Carolina, with and into FCC pursuant to the Amended and Restated Agreement and Plan of Merger by and between HFNC and FCC made and entered into as of July 29, 1998 (the "Agreement"). All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the Merger, and as more fully described in the Agreement, each share of HFNC Common Stock issued and outstanding at the time of the consummation of the Merger (the "Effective Time") shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.57 of a share of FCC Common Stock (subject to possible adjustment, as set forth in the Agreement). Also, in connection with the Merger, FCC intends to repurchase, from time to time in open market transactions or in privately negotiated transactions, up to 750,000 shares of FCC Common Stock, including purchases on an equivalent basis of shares of HFNC Common Stock.

     In our capacity as counsel to FCC, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger. In rendering this opinion, we have examined such documents as we deemed appropriate, including the Agreement; the Registration Statement on Form S-4 filed by FCC with the Securities and Exchange Commission under the Securities Act of 1933, on July 31, 1998, as amended, including the Joint Proxy Statement (together the "Registration Statement"); and such additional

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First Charter Corporation
July 31, 1998
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documents as we have considered relevant. In rendering our opinion, we have assumed that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement.

     In rendering the opinion expressed herein, we have relied, with the consent of HFNC and FCC, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of HFNC and FCC to us dated July 31, 1998, and July 31, 1998, respectively, and have assumed that such certificates are complete and accurate as of the date hereof, and will be complete and accurate as of the Effective Time. Our opinions cannot be relied upon if any of the facts contained in the certificate of HFNC or FCC is, or later becomes, inaccurate.

     Based on the foregoing, and subject to the assumptions and qualifications set forth in the Registration Statement under the caption "Description of Transaction--Federal Income Tax Consequences of the Merger," it is our opinion under presently applicable federal income tax law that:

                  (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

                 (ii) no gain or loss will be recognized by holders of HFNC Common Stock who exchange all of their HFNC Common Stock solely for FCC Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in FCC Common Stock);

                (iii) the tax basis of the FCC Common Stock received by holders of HFNC Common Stock who exchange all of their HFNC Common Stock solely for FCC Common Stock in the Merger will be the same as the tax basis of the HFNC Common Stock surrendered in exchange for the FCC Common Stock (reduced by an amount allocable to a fractional share interest in FCC Common Stock for which cash is received);

                 (iv) the holding period of the FCC Common Stock received by holders who exchange all of their HFNC Common Stock solely for FCC Common Stock in the Merger will be the same as the holding period of the HFNC Common Stock surrendered in exchange therefor, provided that such HFNC Common Stock is held as a capital asset at the Effective Time; and



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First Charter Corporation
July 31, 1998
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                  (v) The payment of cash to the holders of HFNC Common Stock in lieu of fractional share interests of FCC Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by FCC.
         These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code.

     Holders of HFNC Common Stock who sell HFNC Common Stock to FCC pursuant to FCC's repurchase of up to 750,000 shares of FCC Common Stock, including purchases on an equivalent basis of shares of HFNC Common Stock, may have different treatment. For example, if cash received in any such sales is determined to be consideration in addition to the FCC Common Stock issued pursuant to the Merger, no loss will be recognized by holders of HFNC Common Stock who participate in such sales. However, gain, if any, will be recognized by such holders of HFNC Common Stock in an amount equal to the excess of the fair market value of the FCC Common Stock received (including any fractional share interest) and the cash received pursuant to such sales over such holder's tax basis in the HFNC Common Stock exchanged therefor, but not in excess of the total cash received. Any such gain may be characterized as ordinary income and not capital gain pursuant to the provisions of Section 302 of the Code.

     Our opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Our opinion does not address the tax consequences applicable to special classes of taxpayers including, without limitation, shareholders of HFNC who hold their stock other than as a capital asset, non-U.S. shareholders, tax exempt entities and persons who acquired the HFNC stock as compensation. Our opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example, any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local or foreign law.

     This opinion is being provided solely for the benefit of FCC. No other person or party shall be entitled to rely on this opinion.

     We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the captions "Summary--Federal Income Tax Consequences of the Merger" and "Description of Transaction--Federal Income Tax

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First Charter Corporation
July 31, 1998
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Consequences of the Merger" and to the filing of the opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                ALSTON & BIRD LLP


                                By:________________________________________
                                   Terence J. Greene, a partner of the firm


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